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                                                                  Exhibit 5.1




                                  July 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         I am General Counsel of Capital One Financial Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 7,500,000 shares of common stock (the "Common Stock"), par value $0.01 per share, of the Company to be issued pursuant to the Dividend Reinvestment and Stock Purchase Plan dated July 23, 2002.

         In arriving at the opinions expressed below, I have reviewed the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and of certificates of public officials, officers and representatives of the Company and have made such inquiries of such officers and representatives, and I have made such investigations of law, as I have deemed appropriate as the basis for the opinions hereinafter set forth.

         Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that:

         (1) The Company has authority pursuant to its Restated Certificate of Incorporation and resolutions of the Board of Directors to issue the shares of Common Stock to be registered under the Registration Statement and (a) upon compliance with the applicable provisions of the Act and such state "blue sky" or securities laws as may be applicable and (b) upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, such shares of Common Stock will be legally issued, fully paid and nonassessable.

         The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, in the discretion of the court before which any

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proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

         I am furnishing this opinion letter in connection with the Company's registration of the Common Stock under the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                     Very truly yours,


                                     /s/ John G. Finneran, Jr.
                                     ---------------------------------------
                                     John G. Finneran, Jr.
                                     Executive Vice President, General Counsel
                                     and Corporate Secretary